Filed Under Rule 424(b)(3), Registration Statement No. 333-119172
Pricing Supplement No. 60 dated June 27, 2005
To Prospectus Dated October 28, 2004 and Prospectus Supplement Dated October 29, 2004
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WLD1	$2,161,000.00	100.000%	0.625%	$2,147,493.75	FIXED	4.125%	SEMI-ANNUAL	06/15/2008	12/15/2005	$18.91	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WLE9	$1,419,000.00	100.000%	1.000%	$1,404,810.00	FIXED	4.350%	SEMI-ANNUAL	06/15/2010	12/15/2005	$19.94	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WLF6	$8,947,000.00	100.000%	1.500%	$8,812,795.00	FIXED	5.200%	SEMI-ANNUAL	06/15/2015	12/15/2005	$23.83	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 06/15/2007 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities
The CIT InterNotes due 06/15/2015 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 06/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 06/15/2015 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc.	Trade Date: Monday, June 27, 2005 @12:00 PM ET
Settle Date: Thursday, June 30, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0116 via Refco Securities, LLC
Trustee: J.P. Morgan Trust Company, National Association

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All Rights Reserved.

CIT Group Inc. $ 3,000,000,000 CIT InterNotes